Exhibit 99.1

FOR IMMEDIATE RELEASE                             MARCH 9, 2017

Tandy Leather Factory Reports 2016 Financial Results
In-line with 2016 Revenue and Earnings Guidance

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the fourth quarter and year ended December 31, 2016. A conference call will be conducted by senior management at 10:00 a.m. Eastern Time on March 10, 2017. Dial-in details have been provided previously.

Consolidated net income for the quarter was $2.1 million, decreasing 12% from the fourth quarter of 2015. Fully diluted earnings per share for the quarter were $0.23, down $0.01 compared to the same quarter of the previous year. Total sales for the quarter ended December 31, 2016 decreased 1% to $24.1 million from $24.2 million for same quarter of 2015. Consolidated sales for the year ended December 31, 2016 were $82.9 million, down 1% from 2015 sales of $84.2 million. Consolidated net income for 2016 was $6.4 million or $0.69 per fully-diluted share versus $6.4 million or $0.63 per fully-diluted share for 2015.

Sales in the Retail Leathercraft division for the fourth quarter of 2016 increased $70,000 over the previous year's fourth quarter, a 0.5% improvement. Same store sales in the fourth quarter of 2016 increased 1% over the same period in the prior year. Eighty-four Tandy Leather retail stores comprised Retail Leathercraft’s operations at December 31, 2016, compared to eighty-two at December 31, 2015. For the year, Retail Leathercraft’s sales decreased slightly, or $44,000, over 2015. The 80 comparable stores’ 2016 sales improved slightly, or 0.1%, over sales reported for 2015.

Fourth quarter sales for the Wholesale Leathercraft division decreased $336,000 over the same quarter of 2015, a 4% decline. Same store sales decreased 2%. There were twenty-seven stores in the segment at December 31, 2016, compared to twenty-eight stores at December 31, 2015. For the year, Wholesale Leathercraft’s sales were down $1.4 million, or 5%. 2016 same store sales decreased 3%.

International Leathercraft’s fourth quarter sales increased $123,000 over the same quarter of 2015, a 13% improvement. Same stores sales in the fourth quarter of 2016 increased 13%. There were four stores in the segment at both December 31, 2016 and 2015. For the year, International Leathercraft’s sales increased 5% to $3.9 million from $3.7 million in 2015. 2016 same store sales decreased 3%.

Consolidated gross profit margin for the fourth quarter was 60.2%, decreasing from 61.2% in 2015’s fourth quarter. For 2016, consolidated gross profit margin was 62.4%, improving from the previous year's gross profit margin of 61.9%. Consolidated operating expenses for the fourth quarter of 2016 were 45.5% of sales, increasing $12,000 or 0.1% over the same quarter of 2015. Operating expenses totaled 49.9% of sales for 2016, decreasing $0.2 million, or 0.4% over 2015.

Shannon L. Greene, Chief Executive Officer, commented, "While we were pleased that our 2016 sales were at the top end of our guidance range, our EPS came in at the lower end. Our bottom line was impacted by a better than expected response to our holiday promotions which drove higher sales, but the overall product mix compressed our gross profit. In addition, at the beginning of December, we increased our store managers’ base compensation by nearly 40% to comply with the expected FLSA overtime rules that have since been delayed. However, we believe that investing in our people is the right thing to do and will ultimately deliver long-term value. Further, as we look to 2017, our priorities remain on improving our customer experience, increasing our brand awareness and strengthening our financial performance. To that end, we are in the process of restructuring our store management, adding a level of middle management in the field while reducing several store operation positions at our corporate office. We believe this investment, while negatively impacting our short-term outlook, will position us for future growth. Each of our new district managers have a proven track record of successful top-line and bottom-line growth while being a leader in product and leathercraft knowledge and in support of our store associates.”

Tina Castillo, Chief Financial Officer, added, “While we faced tough headwinds on the revenue side all year, as reflected in the 1% decrease in sales, our net income did not suffer. This was the result of both an improvement in our gross profit which our team worked all year to maximize and a decrease in our operating expenses from lower overall spend. For 2017, we will continue to focus on protecting our gross profit margins and controlling expenses. However, with the investment in our district restructuring plan and the effect of the FLSA wage increases, we expect to see an increase in our operating expenses. We believe 2017 will be a year of investment to lay a foundation for profitable growth.”

Financial Outlook:

The following statements are based on TLF's current expectations as of March 9, 2017. These statements are forward-looking statements and should be read in conjunction with the cautionary information about these statements that appears below.

Estimated consolidated net sales for 2017 will be in the range of $84-85 million. EPS for 2017 are expected to be in the range of $0.56 to $0.58. Average shares outstanding, both basic and diluted, in 2017 are estimated to be approximately 9.2 million. The Company assumes an effective tax rate for the year between 36% and 37%.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 28 Leather Factory stores, located in 18 states and 3 Canadian provinces, 84 Tandy Leather retail stores, located in 38 states and 6 Canadian provinces, and four combination wholesale/retail stores located in the United Kingdom, Australia, and Spain. Its common stock trades on the Nasdaq with the symbol "TLF". To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3200 or tcastillo@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:
	Quarter Ended 12/31/16		Quarter Ended 12/31/15
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$7,184,250	$2,111,076	$7,519,790	$2,060,722
Retail Leathercraft	15,814,111	1,469,105	15,744,009	1,827,471
International Leathercraft	1,102,137	(21,190)	979,172	4,033
Total Operations	$24,100,498	$3,558,991	$24,242,971	$3,892,226

	Twelve Months Ended 12/31/16		Twelve Months Ended 12/31/15
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$25,371,580	$5,254,228	$26,754,164	$4,663,590
Retail Leathercraft	53,670,340	4,970,545	53,714,432	5,689,814
International Leathercraft	3,882,072	75,958	3,692,604	121,296
Total Operations	$82,923,992	$10,300,731	$84,161.200	$10,474,700

Wholesale Leathercraft	Quarter Ended 12/31/16		Quarter Ended 12/31/15
	# of stores	Sales	# of stores	Sales
Same store sales	27	$7,184,250	27	$7,332,928
Closed store sales	-	-	1	186,862
Total Sales – Wholesale Leathercraft		$7,184,250		$7,519,790

Wholesale Leathercraft	Twelve Months Ended 12/31/16		Twelve Months Ended 12/31/15
	# of stores	Sales	# of stores	Sales
Same store sales	27	$25,183,175	27	$26,072,562
Closed store sales	-	188,405	1	681,602
Total Sales – Wholesale Leathercraft		$25,371,580		$26,754,164

Retail Leathercraft	Quarter Ended 12/31/16		Quarter Ended 12/31/15
	# of stores	Sales	# of stores	Sales
Same store sales	80	$15,402,304	80	$15,258,408
New store sales	4	411,807	-	-
Closed store sales	2	-	2	485,601
Total Sales – Retail Leathercraft		$15,814,111		$15,744,009

Retail Leathercraft	Twelve Months Ended 12/31/16		Twelve Months Ended 12/31/15
	# of stores	Sales	# of stores	Sales
Same store sales	80	$52,266,784	80	$52,192,819
New store sales	4	1,034,143	-	-
Closed store sales	2	369,413	2	1,521,613
Total Sales – Retail Leathercraft		$53,670,340		$53,714,432

International Leathercraft	Quarter Ended 12/31/16		Quarter Ended 12/31/15
	# of stores	Sales	# of stores	Sales
Same store sales	4	$1,102,137	4	$979,172
New store sales	-	-	-	-
Total Sales – Intl Leathercraft		$1,102,137		$979,172

International Leathercraft	Twelve Months Ended 12/31/16		Twelve Months Ended 12/31/15
	# of stores	Sales	# of stores	Sales
Same store sales	3	$3,448,799	3	$3,565,247
New store sales	1	433,273	1	127,357
Total Sales – Intl Leathercraft		$3,882,072		$2,713,431

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31

	Three Months		Twelve Months
	2016 (unaudited)	2015	2016 (unaudited)	2015
NET SALES	$24,100,498	$24,242,971	$82,923,992	$84,161,200

COST OF SALES	9,580,663	9,401,917	31,210,750	32,090,140

Gross Profit	14,519,835	14,841,054	51,713,242	52,071,060

OPERATING EXPENSES	10,960,844	10,948,828	41,412,511	41,596,360

INCOME FROM OPERATIONS	3,558,991	3,892,226	10,300,731	10,474,700

Interest expense	46,240	22,844	155,189	330,004
Other, net	(30,322)	(6,287)	(57,287)	(74,357)
Total other expense	15,918	16,557	97,902	255,647

INCOME BEFORE INCOME TAXES	3,543,073	3,875,669	10,202,829	10,219,053

PROVISION FOR INCOME TAXES	1,483,076	1,536,911	3,800,570	3,816,648

NET INCOME	$2,059,997	$2,338,758	$6,402,259	$6,402,405

NET INCOME PER COMMON SHARE:
Basic	$0.23	$0.24	$0.69	$0.64
Diluted	$0.23	$0.24	$0.69	$0.63

Weighted Average Number of Shares Outstanding:
Basic	9,188,483	9,692,860	9,301,867	10,077,506
Diluted	9,207,692	9,712,571	9,318,045	10,102,760

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	12/31/16 (unaudited)	12/31/15
ASSETS
CURRENT ASSETS:
Cash	$16,862,304	$10,962,615
Accounts receivable-trade, net of allowance for doubtful accounts
of $2,404 and $1,746 in 2016 and 2015, respectively	560,984	553,206
Inventory	33,177,539	33,584,539
Prepaid income taxes	964,323	549,277
Prepaid expenses	1,608,860	1,514,887
Other current assets	140,232	70,197
Total current assets	53,314,242	47,234,721

PROPERTY AND EQUIPMENT, at cost	25,536,352	23,992,208
Less accumulated depreciation and amortization	(9,884,559)	(8,297,155)
	15,651,793	15,695,053

DEFERRED INCOME TAXES	331,086	326,830
GOODWILL	956,201	953,356
OTHER INTANGIBLES, net of accumulated amortization of
$708,000 and $702,000 in 2016 and 2015, respectively	20,840	27,282
OTHER ASSETS	334,408	329,684
	$70,608,570	$64,566,926

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,621,884	$1,983,376
Accrued expenses and other liabilities	5,937,187	6,045,552
Current maturities of capital lease obligation	72,686	72,686
Current maturities of long-term debt	614,311	231,952
Total current liabilities	8,246,068	8,333,566

DEFERRED INCOME TAXES	1,911,882	1,702,515

LONG-TERM DEBT, net of current maturities	6,757,419	3,479,273
CAPITAL LEASE OBLIGATION, net of current maturities	-	79,396
COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,309,326 and 11,275,641 shares issued at 2016 and 2015,
9,266,496 and 9,753,293 outstanding at 2016 and 2015, respectively	27,142	27,062
Paid-in capital	6,368,279	6,168,489
Retained earnings	59,469,493	53,067,234
Treasury stock at cost (2,042,830 and 1,522,348 shares at 2016 and 2015, respectively)	(10,278,584)	(6,602,930)
Accumulated other comprehensive income	(1,893,129)	(1,687,679)
Total stockholders' equity	53,693,201	50,972,176
	$70,608,570	$64,566,926

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015

	2016 (unaudited)	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,402,259	$6,402,405

Adjustments to reconcile net income to net cash
provided by operating activities -
Depreciation and amortization	1,719,153	1,567,172
Loss on disposal or abandonment of assets	16,986	31,064
Non-cash stock-based compensation	199,870	145,321
Deferred income taxes	205,111	289,171
Foreign currency translation	(163,292)	(896,927)
Net changes in assets and liabilities
Accounts receivable-trade, net	(7,778)	71,848
Inventory	407,000	(709,047)
Income taxes	(415,046)	(212,449)
Prepaid expenses	(284,788)	43,585
Other current assets	(70,035)	87,561
Accounts payable-trade	(361,492)	728,158
Accrued expenses and other liabilities	(108,365)	651,038
Total adjustments	1,137,324	1,796,495
Net cash provided by (used in) operating activities	7,539,583	8,198,900

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,697,724)	(2,164,040)
Purchase of intangible assets	-	(10,000)
Proceeds from sale of assets	26,703	11,662
Proceeds from insurance for property damage	126,800	-
Decrease (increase) in other assets	(1,127)	295
Net cash (used in) provided by investing activities	(1,545,348)	(2,162,083)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in revolving credit loans	-	(3,500,000)
Proceeds from notes payable and long-term debt	3,660,505	3,711,225
Payments on notes payable and long-term debt	-	(2,143,125)
Payments on capital lease obligations	(79,397)	(79,890)
Repurchase of common stock (treasury stock)	(3,675,654)	(3,708,862)
Proceeds from issuance of common stock	-	9,920
Net cash (used in) provided by financing activities	(94,546)	(5,710,732)

NET INCREASE IN CASH	5,899,689	326,085

CASH, beginning of period	10,962,615	10,636,530

CASH, end of period	$16,862,304	$10,962,615

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$ 155,819	$ 330,004
Income tax paid during the period, net of refunds	4,215,616	3,743,864

NON-CASH INVESTING ACTIVITIES:
Equipment purchased via capital lease arrangements	$ -	$ 231,972